Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS FIRST QUARTER RESULTS

Continued Improvement in Operating Results

Phoenix, AZ – April 25, 2005 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) today reported results for the first quarter ended March 31, 2005.

Revenues for the first quarter of 2005 increased $120.2 million or 19.3%, to $742.6 million compared with $622.4 million for the corresponding quarter of 2004. Net earnings tripled to $19.4 million or 26 cents per share for the first quarter of 2005, compared to $6.4 million or 8 cents per share for the first quarter of 2004.

Jerry Moyes, Chairman and Chief Executive Officer, said, “We are pleased with our performance for this quarter. We are starting to realize the benefits of the operational and productivity initiatives implemented in the past year.”

First quarter 2005 revenues include $66.4 million of fuel surcharge revenue versus $26.0 million for the corresponding quarter of 2004. Excluding this fuel surcharge revenue, the increase in revenues would have been 13.4%.

“We appreciate the cooperation of our partner customers with our updated fuel surcharge program,” said Moyes. The updated fuel surcharge program, implemented late last year, is designed to recoup from customers much of the higher cost of fuel when fuel prices rise and provide customers with the corresponding benefit of lower costs when fuel prices decline.

The first quarter 2005 results include a $1.8 million pre-tax benefit for the reduction in market value of the interest rate derivative agreements, compared with the first quarter 2004 which included a $1.1 million noncash pre-tax expense for the increase in market value of interest rate derivative agreements. In addition, the 2005 results include a $4.4 million gain from the sale of real estate while the 2004 results include $3.9 million in expense for the cost of the Company’s voluntary early retirement program offset, in part, by a $2.4 million gain from the sale of real estate. Excluding the impacts on the first quarter 2005 and 2004 of interest rate derivative agreements, real estate sales gains, and early retirement program expense, net earnings in the first quarter of 2005 and 2004, respectively, would have been $15.7 million or 21 cents per share versus $8.0 million or 9 cents per share.

Management believes the presentation of earnings without the impact of the interest rate derivative agreements, the gains on the sales of real estate and the early retirement expense is useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements and the infrequent nature of the early retirement expense and gains on real estate sales.

“Thanks to the outstanding contribution of our 22,000 Swift employees and owner-operators we realized our best first quarter operating ratio since 2000,” said Robert W. Cunningham, President and Chief Operating Officer. Our goal as we move forward is to provide consistent improvement in our operating results.”

Separately, Swift announced the upcoming retirement of William F. Riley III, Senior Executive Vice President. Mr. Moyes said, “With the company clearly on an improving trend and the new management team in place, Bill has chosen to retire on June 30, 2005.” Moyes continued, “Bill has made a huge contribution to Swift for nearly 20 years and I am extremely grateful for his loyal and dedicated service to the Swift family.”

On April 18, 2005, Swift completed the sale of its autohaul division for approximately $46.1 million, $25 million of which was payable in cash at closing. Mr. Cunningham stated, “We are pleased with the sale and appreciate our automotive customers’ support in making this a smooth and successful transition.”

Swift will hold a conference call to discuss these results at 8:00 AM Eastern time on Wednesday, April 27, 2005. Individuals with questions may dial in at 800-480-8614. For others, the conference call will be broadcast live on the Internet at http://www.fulldisclosure.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiaries operate the largest fleet of truckload carrier equipment in the United States with regional and transcontinental operations throughout most of North America.

Forward-looking statement disclosure:

This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements include, but are not limited to, statements concerning our goal for operating results, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

As to Swift’s business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: an adverse determination by the FMSCA with respect to Swift’s safety rating and any resulting loss of customers or potential customers or material increase in insurance costs; excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; the ability of Swift to continue to identify and combine acquisition candidates that will result in successful combinations; an unanticipated increase in the number of claims for which Swift is self insured; competition from trucking, rail and intermodal competitors; and a significant reduction in or termination of Swift’s trucking services by a key customer.

A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.

Condensed, consolidated statements of earnings for the three months ended March 31, 2005 and 2004 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005		2004

Operating revenue	$742,618	100%		$622,374	100%
Operating expenses:
Salaries, wages and employee benefits	249,063	33.5%		234,710	37.7%
Operating supplies and expenses	67,145	9.1%		66,935	10.7%
Fuel	136,313	18.4%		88,974	14.3%
Purchased transportation	127,492	17.2%		107,553	17.3%
Rental expense	16,978	2.3%		20,844	3.3%
Insurance and claims	40,394	5.4%		25,242	4.1%
Depreciation and amortization	48,256	6.5%		40,860	6.6%
Communication and utilities	8,265	1.1%		7,796	1.2%
Operating taxes and licenses	17,179	2.3%		14,800	2.4%

Total operating expenses	711,085	95.8%		607,714	97.6%

Operating income	31,533	4.2%		14,660	2.4%

Interest expense	4,972	0.6%		6,006	0.9%
Interest income	(152)			(133)
Other (income) expense	(5,167)	(0.7%)		(1,549)	(0.2%)

Earnings before income taxes	31,880	4.3%		10,336	1.7%
Income taxes	12,433	1.7%		3,932	0.7%

Net earnings	$19,447	2.6%		$6,404	1.0%

Diluted earnings per share	$.26		$	. 08

Shares used in per share calculations	73,482			84,974

Contact: Jerry Moyes, CEO, or Glynis Bryan, CFO of
Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Operating Statistics
(Excluding Fuel Surcharge)

	Three Months Ended
	March 31,
	2005	2004

Total Miles *	492,793	447,139
Loaded Miles *	428,022	387,804
Trucking Revenue *	$661,750	$581,194
Revenue per Tractor per day	$588	$536
Revenue per loaded mile	$1.5461	$1.4987
Average Linehaul Tractors	17,855	16,948
Deadhead Percentage	13.14%	13.27%
Period End Linehaul Tractor Count
Company	15,123	14,558
Owner Operator	3,552	3,759

Total	18,675	18,317

* In Thousands

Selected Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2005	2004

Cash	$18,581	$28,245
Total Assets	$2,066,317	$2,030,158
Capital leases, debt and securitization	$578,872	$621,992
Total Liabilities	$1,304,248	$1,291,889
Equity	$762,069	$738,269

Swift Transportation Co., Inc. and Subsidiaries

Selected Cash Flow Statement Data
(in thousands)

	Three Months Ended
	March 31,
	2005	2004

Net cash provided by operating activities	$81,704	$85,894

Capital expenditures (net of disposal proceeds)	$(54,937)	$(53,643)
Other investing activities	3,880	(4,726)

Net cash used in investing activities	$(51,057)	$(58,369)

Purchase of treasury stock	$0	$(73,982)
Other financing activities	(40,311)	77,440

Net cash used in financing activities	$(40,311)	$3,458